Exhibit 99.1
BELL MICROPRODUCTS APPOINTS WILLIAM MEYER AS EXECUTIVE
VICE PRESIDENT AND CFO
SAN JOSE, Calif., August 6, 2007 — Bell Microproducts Inc. (NASDAQ:BELM), one of the world’s largest value-added distributors of storage and computing technology, today announced it has appointed William Meyer as executive vice president and chief financial officer. Meyer will be responsible for all finance operations at Bell Microproducts, including accounting, tax, treasury, internal controls and management of the financial functions associated with the company’s various divisions around the world. Meyer assumes the CFO role previously held by Jim Illson, who remains the company’s president of the Americas and chief operating officer.
Meyer brings more than twenty years of technology finance leadership experience to Bell Microproducts. Prior to joining the company, he served as managing director at the highly respected financial consulting firm Financial Intelligence LLC. Over the past several months, Meyer has been working with Bell Microproducts in an interim management capacity to assist with accounting and financial matters. His experience at Financial Intelligence has included leading financial consulting teams for major customer engagements, directing implementation of revenue recognition policies, and other financial and accounting consulting activities. Prior to Financial Intelligence, Meyer served in financial leadership roles for a number of publicly and privately-held technology companies. Most recently, he was the executive vice president and CFO for BroadVision, Inc., where he was responsible for all finance, legal, IT and operations functions. He has held similar positions at Phoenix Technologies, inSilicon Corporation, Mainsoft Corporation and Microprose/Spectrum Holobyte.
“Bill has a wealth of experience and a stellar track record as a financial executive in the high tech industry, and we are excited to welcome him to the Bell Microproducts management team,” noted Don Bell, Bell Microproducts' president and CEO. “We have gotten to know Bill over the past several months as he worked with our finance team and senior management. His depth of knowledge in accounting matters and industry experience will be a tremendous help in our financial management moving forward.”

“I am proud to be joining an experienced management team that has built a world-class storage distribution business,” said Meyer. “I’ve had a unique opportunity to learn the business and work with the team for several months now, and I believe it is an excellent fit. I look forward to the challenges and opportunities ahead as we strive to further Bell Microproducts’ leadership position.”
Meyer is a CPA, and received his B.S. in Business Administration from California State University, Sacramento.
About Bell Microproducts Inc.
Bell Microproducts [NASDAQ: BELM] is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors. In 2006, the company celebrated the sale of its 50 millionth hard disk drive, setting a significant industry milestone.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.